UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 23, 2006

WILLIAM LYON HOMES

(Exact name of registrant as specified in charter)

Delaware	001-31625	33-0864902
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4490 Von Karman Avenue, Newport Beach, California	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 833-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01    Entry into a Material Definitive Agreement

Third Modification Agreement to Borrowing Base Revolving Line of Credit Agreement

On October 23, 2006, William Lyon Homes, Inc. (“California Lyon”), a California corporation and wholly-owned subsidiary of the registrant entered into that certain Third Modification Agreement to Borrowing Base Revolving Line of Credit Agreement (the “Agreement”) with JPMorgan Chase Bank, N.A.. The Agreement has a maximum commitment of $100 million and an initial maturity date of June 28, 2008. After that date advances may only be used to complete previously approved projects subject to the borrowing base as of the initial maturity date. Interest under the Agreement is payable monthly at a rate equal to the lender’s “prime rate” or LIBOR plus 2.40 to 2.60. Effective as of September 30, 2006, interest under the Agreement was being charged at the rate of approximately 7.73%.

As of September 30, 2006, California Lyon had approximately $40.1 million of borrowings outstanding under the Agreement. In addition, as of September 30, 2006, California Lyon had commitments available to permit it to borrow an additional approximately $42.9 million under the Agreement.

The Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by this reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the respective Agreement. Any information disclosed in this Current Report on Form 8-K or the exhibit hereto shall not be construed as an admission that such information is material.

Item 2.03    Creation of a Direct Financial Obligation

To the extent applicable, the contents of Item 1.01 above are incorporated into this Item 2.03 by this reference.

Item 9.01    Exhibits

(d)  Exhibits

Exhibit No.	Description

10.1	Third Modification Agreement to Borrowing Base Revolving Line of Credit Agreement dated October 23, 2006 by and between William Lyon Homes, Inc., a California corporation and JPMorgan Chase Bank, N.A., a National Banking Association.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 27, 2006

WILLIAM LYON HOMES

By:	/s/ MICHAEL D. GRUBBS
Name: Its:	Michael D. Grubbs Senior Vice President, Chief Financial Officer and Treasurer

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Third Modification Agreement to Borrowing Base Revolving Line of Credit Agreement dated October 23, 2006 by and between William Lyon Homes, Inc., a California corporation, and JPMorgan Chase Bank, N.A., a National Banking Association.

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